As filed with the Securities and Exchange Commission on March 12, 2012

Registration No. 333-163839

Registration No. 333-131817

Registration No. 333-120579

Registration No. 333-110085

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 To

Form S-8 REGISTRATION STATEMENT NO. 333-163839

Form S-8 REGISTRATION STATEMENT NO. 333-120579

Form S-8 REGISTRATION STATEMENT NO. 333-110085

Form S-8 REGISTRATION STATEMENT NO. 333-131817

Post-Effective Amendment No. 2 To

Form S-4 REGISTRATION STATEMENT NO. 333-131817

UNDER

THE SECURITIES ACT OF 1933

MICROMET, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	52-2243564
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

9201 Corporate Boulevard, Suite 400

Rockville, Maryland 20850

(240) 752-1420

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David J. Scott, Esq.

Senior Vice President, General Counsel and Secretary

Micromet, Inc.

c/o Amgen Inc.

One Amgen Center Drive

Thousand Oaks, California 91320-1799

(805) 447-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with a copy to:

Frank J. Aquila, Esq.

Eric M. Krautheimer, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10044

(212) 558-4000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

This Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 and Post-Effective Amendment No. 2 to the Registration Statement on Form S-4 listed above shall become effective in accordance with Section 8(c) of the Securities Act of 1933 on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(c), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following Registration Statements of Micromet, Inc., a Delaware corporation (the “Company”) (collectively, the “Registration Statements”):

•

Registration Statement No. 333-163839 on Form S-8, registering 12,070,441 shares of the Company’s common stock, par value $0.00004 (“Common Stock”) under the Company’s Amended and Restated 2003 Equity Incentive Award Plan and 20,000 shares of Common Stock under the Company’s Employee Stock Purchase Plan;

•

Registration Statement No. 333-120579 on Form S-8, registering 8,176,722 shares of Common Stock under the CancerVax Corporation (as predecessor to the Company) Amended and Restated 2003 Equity Incentive Plan;

•

Registration Statement No. 333-110085 on Form S-8, registering 1,855,616 shares of Common Stock under the CancerVax Corporation (as predecessor to the Company) Third Amended and Restated 2000 Stock Incentive Plan, 2,500,000 shares of Common Stock under the CancerVax Corporation (as predecessor to the Company) 2003 Equity Incentive Plan and 600,000 shares of Common Stock under the CancerVax Corporation (as predecessor to the Company) Employee Stock Purchase Plan;

•	Registration Statement No. 333-131817 on Form S-8, registering 1,922,971 shares of Common Stock under the Company’s 2006 Equity Incentive Award Plan; and

•

Registration Statement No. 333-131817 on Form S-4, registering shares of Common Stock issuable in connection with the 2006 merger of a wholly owned subsidiary of CancerVax Corporation (as predecessor to the Company) and Micromet, Inc. (which became a wholly owned subsidiary of the Company and was renamed Micromet Holdings, Inc. after the consummation of the 2006 merger), a portion of which shares of Common Stock were transferred to the registration statement on Form S-8 identified in the immediately preceding bulleted paragraph by Post-Effective Amendment No. 1 filed with the Securities and Exchange Commission on November 6, 2009.

The Company is filing this Post-Effective Amendment No. 1 or No. 2, as the case may be, to its Registration Statements to withdraw and remove from registration the unissued and unsold securities issuable by the Company pursuant to the above referenced Registration Statements.

Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 25, 2012, by and among the Company, Amgen Inc., a Delaware corporation (“Amgen”), and Armstrong Acquisition Corp., a former Delaware corporation and wholly owned subsidiary of Amgen (“Merger Sub”), on March 7, 2012, Merger Sub merged with and into the Company (the “Merger”). Pursuant to the terms of the Merger Agreement, each share of Common Stock (the “Shares”) issued outstanding immediately prior to the effective time of the Merger ceased to be issued and outstanding and (other than Shares then owned by Amgen, Micromet or any of their wholly owned subsidiaries and Shares that are held by stockholders who properly demand appraisal in connection with the Merger) were converted into the right to receive $11.00 in cash, without interest, less any applicable withholding taxes. As a result of the Merger, the Company became a wholly owned subsidiary of Amgen.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the above referenced Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 or No. 2, as the case may be, to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Thousand Oaks, state of California, on this March 12, 2012.

MICROMET, INC.

/S/ DAVID J. SCOTT
Name:	David J. Scott
Title:	Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 or No. 2, as the case may be, to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ SEAN E. HARPER Sean E. Harper	President, Chief Executive Officer and Director (Principal Executive Officer)	March 12, 2012

/S/ JONATHAN M. PEACOCK Jonathan M. Peacock	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	March 12, 2012

/S/ DAVID J. SCOTT David J. Scott	Director	March 12, 2012